Exhibit 5 - Opinion of Stoll Keenon Ogden PLLC

May 2, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Community Bank Shares of Indiana, Inc. Registration Statement

Ladies and Gentlemen:

We are acting as counsel to Community Bank Shares of Indiana, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of shares (the “Shares”) of its common stock, $0.10 par value per share (the “Common Stock”), under the terms of that certain Agreement and Plan of Merger, dated February 15, 2006, as amended by Amendment No. 1 dated as of February 20, 2006, and included as Appendix A to the proxy statement-prospectus in the Registration Statement (as amended, the “Merger Agreement”). The Registration Statement on Form S-4 with respect to the Shares has been filed by the Company with the Securities and Exchange Commission.

In our capacity as counsel to the Company, we have familiarized ourselves with the corporate affairs of the Company and are familiar with the actions taken by the Company in connection with the aforementioned issuance and sale. We have examined the original or certified copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

1. The Company is a corporation validly existing under the laws of the State of Indiana.

Securities and Exchange Commission

May 2, 2006

2. The Shares have been legally authorized by the Company and will, when exchanged for shares of common stock in The Bancshares, Inc., an Indiana corporation, pursuant to the terms of the Merger Agreement, be legally issued, fully paid and non-assessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ STOLL KEENON OGDEN PLLC